Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Leigh E. Ginter
Chief Financial Officer
leigh.ginter@norcraftcompanies.com
(651) 234-3315

NORCRAFT HOLDINGS, L.P. AND NORCRAFT COMPANIES, L.P. REPORT FOURTH

QUARTER AND FISCAL 2008 RESULTS

April 14, 2009 – Eagan, Minnesota — Norcraft Holdings, L.P. (Holdings) and Norcraft Companies, L.P. (Norcraft) today reported financial results for the fourth quarter and fiscal year ended December 31, 2008. The financial results for Holdings include the accounts of its wholly-owned subsidiary, Norcraft. Holdings reflects the obligations under its $118.0 million 9 3/4% senior discount notes and $0.5 million remaining of unsecured notes issued by Holdings in connection with its repurchase of certain equity interests from a former equity holder. Other than these debt obligations, related deferred issuance costs, debt issuance amortization, and related interest expense, all other assets, liabilities, income, expenses, and cash flows presented for all periods represent those of Norcraft.

FINANCIAL RESULTS

Fourth Quarter of Fiscal 2008 Compared with Fourth Quarter of Fiscal 2007

During the fourth quarter of 2008, our actual earnings and expected future earnings decreased to a level that required us to perform additional analysis under SFAS 142 to test for impairment of goodwill and brand names. This analysis resulted in a total impairment charge of $73.9 million, of which, $60.0 million was attributable to goodwill and $13.9 million was attributable to brand names.

Net sales decreased $25.3 million, or 27.5%, from $92.0 million for the fourth quarter of 2007 compared to $66.7 million for the same quarter of 2008. Income (loss) from operations decreased by $78.1 million, from $7.6 million for the fourth quarter of 2007 compared to a net loss from operations of $70.5 million for the same quarter of 2008. Excluding the effect of the impairment charge described above, income (loss) from operations decreased by $4.2 million, or 54.9%, from $7.6 million for the fourth quarter of 2007 compared to $3.4 million for the same quarter of 2008. Net income (loss) for Holdings decreased $78.6 million, from $1.4 million for the fourth quarter of 2007 to a net loss of $77.2 million in the same quarter of 2008 and net income (loss) for Norcraft decreased $78.4 million, from $4.2 million for the fourth quarter of 2007 to a net loss of $74.2 million for the same quarter of 2008. Excluding the effect of the impairment charge, net income (loss) for Holdings decreased $4.7 million, from $1.4 million for the fourth quarter of 2007 to a net loss of $3.3 million in the same quarter of 2008, and net income (loss) for Norcraft decreased $4.5 million, from $4.2 million for the fourth quarter of 2007 to a net loss of $0.3 million for the same quarter of 2008.

Adjusted EBITDA (as defined in the attached table), which is EBITDA excluding the effect of the impairment charge described above was $12.5 million for the fourth quarter of 2007 compared to $8.0 million for the same quarter of 2008.

Fiscal 2008 Compared with Fiscal 2007

Net sales decreased $62.5 million, or 15.9%, from $394.0 million for fiscal 2007 compared to $331.5 million for fiscal 2008. Income (loss) from operations decreased by $96.1 million, from $54.5 million for fiscal 2007 compared to a net loss from operations of $41.6 million for fiscal 2008. Excluding the effect of the impairment charge described above, income (loss) from operations decreased by $22.2 million, or

40.7%, from $54.5 million for fiscal 2007 compared to $32.3 million for fiscal 2008. Net income (loss) for Holdings decreased $97.2 million, from $29.2 million for fiscal 2007 to a net loss of $68.0 million in fiscal 2008 and net income (loss) for Norcraft decreased $96.3 million, from $40.1 million for fiscal 2007 to a net loss of $56.2 million for fiscal 2008. Excluding the effect of the impairment charge, net income (loss) for Holdings decreased $23.3 million, from $29.2 million for fiscal 2007 to $5.9 million in fiscal 2008, and net income (loss) for Norcraft decreased $22.4 million, from $40.1 million for fiscal 2007 to $17.7 million for fiscal 2008.

Adjusted EBITDA (as defined in the attached table), which is EBITDA excluding the effect of the impairment charge described above was $71.1 million for fiscal 2007 compared to $50.2 million for fiscal 2008.

“The slow-down in the general economy and housing industry continues to have an effect on our sales and overall results. We expect these challenging conditions to negatively affect future periods as well. We have reacted aggressively to these challenging market conditions through aggressive cost reduction initiatives, new product introductions and sales programs,” commented President and CEO, Mark Buller.

CONFERENCE CALL

Norcraft has scheduled a conference call on Wednesday, April 15, 2009 at 10:00 a.m. Eastern Time. To participate, dial 888-211-7451 and use the pass code 5451422. A telephonic replay will be available by calling 888-203-1112 and using pass code 5451422.

GENERAL

Norcraft Companies is a leader in manufacturing, assembling and finishing kitchen and bathroom cabinetry in the United States. We provide our customers with a single source for a broad range of high-quality cabinetry, including stock, semi-custom and custom cabinets. Our cabinets are manufactured in both framed and full access construction. We market our products through six brands: Mid Continent Cabinetry, Norcraft Cabinetry, UltraCraft, StarMark, Fieldstone and Brookwood.

-Selected Financial Data Tables Follow-

Consolidated Balance Sheets

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	December 31, 2008	December 31, 2007	December 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash	$59,406	$28,409	$59,406	$28,409
Trade accounts receivable, net	18,535	26,822	18,535	26,822
Inventories	20,599	24,088	20,599	24,088
Prepaid expenses	1,810	2,139	1,810	2,139

Total current assets	100,350	81,458	100,350	81,458

Property, plant and equipment, net	35,629	39,478	35,629	39,478

Other assets:
Goodwill	88,421	148,459	88,421	148,459
Customer relationships, net	43,798	48,265	43,798	48,265
Brand names	35,100	49,000	35,100	49,000
Deferred financing costs, net	4,584	6,116	2,820	3,883
Display cabinets, net	7,069	10,074	7,069	10,074
Other	62	227	62	227

Total other assets	179,034	262,141	177,270	259,908

Total assets	$315,013	$383,077	$313,249	$380,844

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$459	$1,959	$—	$—
Accounts payable	6,688	9,786	6,688	9,786
Accrued expenses	20,268	20,279	16,433	20,279

Total current liabilities	27,415	32,024	23,121	30,065

Long-term debt	266,000	260,731	148,000	148,000
Other liabilities	459	453	459	453

Commitments and contingencies	—	—	—	—

Members’ equity subject to put request	25,305	42,331	—	—

Members’ equity	(4,166)	47,538	141,669	202,326

Total liabilities and members’ equity	$315,013	$383,077	$313,249	$380,844

Consolidated Statements of Income

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.
	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$66,679	$92,020	$331,548	$394,042

Cost of sales	47,695	63,817	234,427	263,500

Gross profit	18,984	28,203	97,121	130,542

Selling, general and administrative expenses	15,535	20,562	64,789	76,012

Impairment of goodwill and other intangible assets	73,938	—	73,938	—

Income (loss) from operations	(70,489)	7,641	(41,606)	54,530

Other expense (income):
Interest expense, net	6,310	5,832	24,694	23,618
Amortization of deferred financing costs	385	377	1,532	1,540
Other, net	28	72	151	200

Total other expense (income)	6,723	6,281	26,377	25,358

Net income (loss)	$(77,212)	$1,360	$(67,983)	$29,172

Consolidated Statements of Income

(dollar amounts in thousands)

(unaudited)

	Norcraft Companies, L.P.
	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$66,679	$92,020	$331,548	$394,042

Cost of sales	47,695	63,817	234,427	263,500

Gross profit	18,984	28,203	97,121	130,542

Selling, general and administrative expenses	15,535	20,562	64,789	76,012

Impairment of goodwill and other intangible assets	73,938	—	73,938	—

Income (loss) from operations	(70,489)	7,641	(41,606)	54,530

Other expense (income):
Interest expense, net	3,392	3,133	13,341	13,104
Amortization of deferred financing costs	266	266	1,063	1,111
Other, net	28	72	151	200

Total other expense (income)	3,686	3,471	14,555	14,415

Net income (loss)	$(74,175)	$4,170	$(56,161)	$40,115

Consolidated Statements of Cash Flows

(dollar amounts in thousands)

(unaudited)

	Norcraft Holdings, L.P.		Norcraft Companies, L.P.
	Year Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net income (loss)	$(67,983)	$29,172	$(56,161)	$40,115
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property, plant and equipment:	6,291	5,461	6,291	5,461
Amortization:
Customer relationships	4,467	4,466	4,467	4,466
Deferred financing costs	1,532	1,540	1,063	1,111
Display cabinets	7,096	6,703	7,096	6,703
Impairment of goodwill and other intangible assets	73,938	—	73,938	—
Provision for uncollectible accounts receivable	2,144	1,636	2,144	1,636
Provision for obsolete and excess inventory	591	638	591	638
Provision for warranty claims	3,279	3,577	3,279	3,577
Accreted interest on senior notes	7,228	10,060	—	—
Stock compensation expense	229	1,185	229	1,185
Gain on involuntary asset disposal (fire)	—	(442)	—	(442)
Loss (gain) on disposal of assets	(1)	234	(1)	234
Change in operating assets and liabilities:
Trade accounts receivable	6,139	7,246	6,139	7,246
Inventories	2,750	(2,613)	2,750	(2,613)
Prepaid expenses	317	(241)	317	(241)
Other assets	17	83	17	83
Accounts payable and accrued liabilities	(5,691)	(5,837)	(9,558)	(5,837)

Net cash provided by operating activities	42,343	62,868	42,601	63,322

Cash flows from investing activities:
Proceeds from sale of property and equipment	70	26	70	26
Insurance proceeds from involuntary asset disposal (fire)	—	496	—	496
Purchase of property, plant and equipment	(3,047)	(6,945)	(3,047)	(6,945)
Additions to display cabinets	(4,091)	(7,774)	(4,091)	(7,774)

Net cash used in investing activities	(7,068)	(14,197)	(7,068)	(14,197)

Cash flows from financing activities:
Payment on term loans to former equity holders	(1,959)	(1,960)	—	—
Repurchase of senior subordinated notes	—	(2,000)	—	(2,000)
Proceeds from issuance of member interests	—	562	—	562
Repurchase of members’ interests	(68)	(1,966)	(68)	(1,966)
Distributions to members	(2,336)	(18,730)	(4,553)	(21,254)

Net cash used in financing activities	(4,363)	(24,094)	(4,621)	(24,658)

Effect of exchange rates on cash	85	(96)	85	(96)

Net increase in cash	30,997	24,481	30,997	24,371

Cash, beginning of the period	28,409	3,928	28,409	4,038

Cash, end of period	$59,406	$28,409	$59,406	$28,409

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(dollar amounts in thousands)

EBITDA is net income (loss) before income tax expense, interest expense, depreciation and amortization. Adjusted EBITDA is EBITDA before the effect of the charge for impairment of goodwill and other intangible assets described in the attached press release. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance compared to that of other companies in our industry, as their calculation eliminates the effects of financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. We also believe these financial metrics provide information relevant to investors regarding our ability to service and/or incur debt. Neither EBITDA nor Adjusted EBITDA is a presentation made in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Accordingly, when analyzing our operating performance, investors should not consider EBITDA or Adjusted EBITDA in isolation or as substitutes for net income (loss), cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculations of EBITDA and Adjusted EBITDA are not necessarily comparable to those of other similarly titled measures reported by other companies. The calculations of EBITDA and Adjusted EBITDA are shown below:

	Norcraft Holdings, L.P. (unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2008	2007		2008	2007
Net income (loss)	$(77,212)	$1,360	(1)	$(67,983)	$29,172	(1)
Interest expense, net	6,310	5,832		24,694	23,618
Depreciation	1,577	1,575		6,291	5,461
Amortization of deferred financing costs	385	377		1,532	1,540
Amortization of customer relationships	1,117	1,116		4,467	4,466
Display cabinet amortization	1,904	2,138		7,096	6,703
State Taxes	29	63		149	153

EBITDA	$(65,890)	$12,461		$(23,754)	$71,113

Impairment of goodwill and other intangible assets	73,938	—		73,938	—

Adjusted EBITDA	$8,048	$12,461		$50,184	$71,113

	Norcraft Companies, L.P. (unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2008	2007		2008	2007
Net income (loss)	$(74,175)	$4,170	(1)	$(56,161)	$40,115	(1)
Interest expense, net	3,392	3,133		13,341	13,104
Depreciation	1,577	1,575		6,291	5,461
Amortization of deferred financing costs	266	266		1,063	1,111
Amortization of customer relationships	1,117	1,116		4,467	4,466
Display cabinet amortization	1,904	2,138		7,096	6,703
State Taxes	29	63		149	153

EBITDA	$(65,890)	$12,461		$(23,754)	$71,113

Impairment of goodwill and other intangible assets	73,938	—		73,938	—

Adjusted EBITDA	$8,048	$12,461		$50,184	$71,113

1)	Net income (loss) during the three months and year ended December 31, 2007 includes $0.4 million from insurance proceeds due to a fire in the Newton, Kansas facility which increased net income (loss) and correspondingly increased EBITDA and Adjusted EBITDA.